Exhibit 99.1

PAPA JOHNS APPOINTS JOHN MILLER TO BOARD OF DIRECTORS
Miller Brings 45 Years of Restaurant Operations and Management Experience

ATLANTA - July 27, 2023 – Papa John's International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced that John Miller, Former President and Chief Executive Officer and Director of Denny’s Corporation (NASDAQ: DENN) has been appointed to the Company’s Board of Directors as a new independent director.

“We are pleased to welcome John to the Papa Johns Board,” said Christopher L. Coleman, Chair of the Papa Johns Board of Directors. “He is an accomplished restaurant industry veteran with a track record of over 45 years in restaurant operations and executive management experience at leading industry brands. John’s fresh perspective on the board, combined with his franchise, brand and development skills and insights, will strengthen our ability to support the management team in driving future growth and value creation, further bolstering our leadership position in the pizza segment.”

John Miller served as President and Chief Executive Officer for Denny's Corporation (NASDAQ: DENN), responsible for leading the strategic direction of the company, and spent more than 11 years with Denny’s before retiring in August 2022. Prior to joining Denny's, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011) and also spent 17 years with Brinker International, where he held numerous management positions.

“Papa Johns is an iconic brand within the restaurant space that is leading the industry in innovation, and I am honored to join the Board at such an exciting time for the company,” said Mr. Miller. “I look forward to sharing my industry and operational experience with the Board and management team to help advance Papa Johns’ strategic initiatives and deliver long-term profitable growth for all stakeholders.”

Rob Lynch, President and CEO of Papa Johns added, "We are thrilled to welcome John Miller to our Board. His wealth of experience and perspectives in the restaurant industry, including as a two-time CEO, will bring valuable insight and meaningful impact to Papa Johns. We look forward to working with John."

Exhibit 99.1
About John Miller

John Miller is the Former President and Chief Executive Officer of Denny's Corporation (NASDAQ: DENN) and an accomplished restaurant industry veteran. He joined Denny’s in February 2011, bringing extensive restaurant operations and management experience to the national diner chain with 1,647 restaurants operating globally. During his tenure he delivered consistent growth across the business while also driving innovation of the brand and operations by investing in new technologies. He continues to serve on Denny’s Board of Directors.

Mr. Miller recently served as Vice-Chair of the Board of Trustees of Wilberforce University, a historically Black College renowned for its work in this regard. During his time in Spartanburg, he was actively involved with United Way of Piedmont; Habitat for Humanity; The Spartanburg Academic Movement, a cradle-to-career model for education; and the One Spartanburg initiative for Spartanburg, South Carolina, to become a model town for America to witness.

Prior to joining Denny's, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International, where he held numerous management positions, including President of Romano's Macaroni Grill; President of Brinker's Mexican Concepts, responsible for overseeing On The Border and Cozymel's; and Vice President, Franchise, for the Chili's brand. Earlier in his career, he held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas.

John Miller’s achievements include the TDn2k Best People Practices Award, the IFMA Silver and Gold Plate Awards, the MUFSO Golden Chain Award, the Urban League of the Upstate's Whitney M. Young, Jr. Humanitarian Award, The Spartanburg Area Chamber of Commerce Chairman's Award, and The Denny's 2018 Franchisee Association Chairman's Award.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns”) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA. Papa Johns believes that using high quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Exhibit 99.1

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Media Contact

Harrison Sheffield
Sr. Communications Manager
Papa John’s International
Harrison_Sheffield@papajohns.com
(470) 751-4483

Investor Relations Contact

Stacy Frole
Vice President Investor Relations
Papa John’s International
Investor_Relations@papajohns.com
(470) 751-4513

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